EMPLOYMENT AGREEMENT

THIS AGREEMENT is effective as of October 1, 2005 and reflects the understanding and agreement on such date by and between ZANN Corp. (formerly ATNG Inc., hereinafter “ZANN Corp.”) of 1549 N. Leroy Street, Suite D-200, Fenton, Michigan 48430 and Robert C. Simpson, (hereinafter “Employee”).

WHEREAS, ZANN is in the business of transitioning from a telecom business to a business development corporation, managing debts and legal issues from previous management, and implementing a reorganization plan in order to revitalize and recapitalize, thus creating shareholder value; and

WHEREAS, Employee is willing to be employed by ZANN Corp. on the terms, covenants and condition hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for good and valuable consideration, the parties hereby agree as follows:

ARTICLE I - DEFINITIONS

1.1
ZANN Corp. Products and Programs: As used in this Agreement, the term “ZANN Corp. Products and Programs” shall mean devices, systems, reports, technical information, techniques, methods, and products developed and/or acquired by ZANN Corp. relating to its business.

1.2
Confidential Information: As used in this Agreement, the term “Confidential Information” shall mean the ZANN Corp. Products and Programs and any and all knowledge and information regarding the ZANN Corp. Products and Programs which Employee acquires on ZANN Corp.’s premises or from ZANN Corp.’s employees, agents or representatives. Such confidential information shall specifically include all written and oral communications regarding the ZANN Corp. Products and Programs and marketing, financial, and costing information related thereto, whether in the form of lists, memoranda, letters, transcripts, recording computer software, printed materials, or other information storage or recording media.

1.3
Work Products: As used in this Agreement, “Work Products” means any and all confidential information concerning the business or affairs of ZANN Corp. or its affiliates or clients/customers. Included as Work Products, among other things, are client/customer lists, financial information, business or trade secrets, techniques, reports, report formats, publications, research, computer programs, and all papers and records relating thereto, including any work or research Employee does during the course of their employment with ZANN Corp.

ARTICLE II - EMPLOYMENT

2.1
ZANN Corp. hereby employs, engages, and hires Employee as Chairman-CEO as of the date of this Agreement. Employee hereby accepts and agrees to such hiring, engagement, and employment, subject to the general supervision and pursuant to the orders, advice, and direction of ZANN Corp..

ARTICLE III - DUTIES REQUIRED BY ZANN CORP.

3.1
Employees’ duties and responsibilities are more fully set forth in the “Performance Agreement” attached as Exhibit “A” hereto and incorporated herein as if fully set forth. Employee shall also perform such other duties as are customarily performed by one holding such position in other similar businesses or enterprises as that engaged in by ZANN Corp., and shall additionally render such other and unrelated services and duties as may be assigned to Employee from time to time by ZANN Corp..

3.2
Employee agrees that he will at all times faithfully, industriously, and to the best of his/her, experience, and talents, perform all of the duties that may be required of and from him, to the reasonable satisfaction of ZANN Corp.. Such duties shall be rendered at ZANN Corp.’s principal place of business and at such other place or places as ZANN Corp. shall in good faith require or as the interest, needs, business or opportunity of ZANN Corp. shall require.

ARTICLE IV - REIMBURSEMENT OF EXPENSES

4.1
ZANN Corp. will pay to Employee all reasonable airline fares, hotel bills, and other necessary and proper expenses when traveling on ZANN Corp.’s business in accordance with the policies and procedures established from time to time.

ARTICLE V - COMPENSATION

5.1
ZANN Corp. shall pay Employee a base annual salary of $125,000.00 per annum commencing the first day after the effective date of this agreement. Such salary shall be paid weekly or at such intervals as agreed between ZANN Corp. and Employee. When cash is not available, the Company shall pay in stock with a valuation method acceptable to the auditors.

5.2
A cash bonus of $302,000 shall be due upon execution of this agreement and additional cash bonuses or other compensation will be paid to Employee at the sole discretion of the Board of Directors of ZANN Corp..

5.3
As an additional incentive, ZANN Corp. shall grant to Employee 20,000 shares of Convertible Preferred Series A Stock of ZANN Corp.. The shares shall be immediately vested and become available to the Employee the first day after the effective date of this agreement. The employee may assign these shares to any individual or entity if he so desires.

ARTICLE VI - OBLIGATION OF CONFIDENCE

6.1
The parties hereto acknowledge that in furtherance of the purposes of this Agreement, Employee will have access to certain knowledge and information which is used and/or developed by ZANN Corp. in connection with its business, which is considered by ZANN Corp. to be proprietary, and which has been developed and/or acquired by ZANN Corp. through considerable investment of time, money and/or effort.

6.2
Employee acknowledges that the Confidential Information made available to him under this Agreement is owned and shall continue to be owned solely by ZANN Corp.. Employee agrees not to divulge any such Confidential Information to any individual or entity without ZANN Corp.’s express consent.

6.3
Under no circumstances shall Employee remove from ZANN Corp.’s place of business any of ZANN Corp.’s books, records documents, audio/visual cassettes, or any copies of such documents, without the express written permission of ZANN Corp. except in the normal course of his employment with ZANN Corp.; nor shall Employee make any copies of such books, records, audio/visual cassettes, or documents for use outside of ZANN Corp.’s place of business except as specifically authorized by ZANN Corp. or in the normal course of his employment with ZANN Corp..

ARTICLE VII - OWNERSHIP AND DISCLOSURE OF IMPROVEMENTS

7.1	ZANN Corp. is and shall be the owner of all rights, title, and interest in and to the following:

(a)	All original data or written materials originated and/or prepared for ZANN Corp. by Employee including designs, plans, and specifications;
(b)	All inventions, discoveries, relating to the ZANN Corp. Products and Programs that were:

1.	Developed by Employee or
2.	Conceived or originated by Employee solely or jointly with others:

(i)	At ZANN Corp.’s request or expense, at its facilities
(ii)	In the course of Employees work for or on behalf of ZANN Corp., or
(iii)	Based on knowledge or information obtained from Zann Corp. during the course of the Employee’s employment with Zann Corp.

7.2
Employee covenants and agrees that, he/she will promptly communicate and disclose to ZANN Corp. all such data, materials, inventions, discoveries, and improvements, whether patentable or copyrightable or not, referred to in paragraph 7.1 above, together with any and all other enhancements, uses, modifications, and/or improvements of or to the ZANN Corp. Products and Programs which he conceives, works upon, or otherwise becomes aware of during the term of this Agreement.

7.3
Employee further agrees to irrevocably assign, transfer, and set over to ZANN Corp. the entire right, title, and interest in and to each such, invention, discovery, and modification referred to in paragraphs 7.1 and 7.2 above, including without limitation all right and title in and to any data, materials, patents, copyrights, or trade secrets which embody all or any part thereof. Employee agrees to execute, acknowledge, and deliver any and all instruments, documents, and papers and to do any and all other things that may be deemed to be reasonably necessary by ZANN Corp. to carry out the provisions of this Section 7.

ARTICLE VIII - TERM AND TERMINATION

8.1	The term of this Agreement shall be for one year from the date the Agreement is signed and shall be automatically renewed every year unless and until it is terminated as provided herein.

8.2
Either party may terminate this Agreement upon thirty (30) days prior written notice to the other. In the event ZANN Corp. terminates this Agreement for any cause other than gross negligence or refusal by Employee to carry out legitimate legal and reasonable orders from the Board of Directors, then Employee shall be entitled to one year’s compensation at his/her then current rate, including salary and any bonuses due to be paid from any duly constituted bonus plan. Such payment shall be made in the form of regularly scheduled salary and bonus payments in accordance with the normal payment periods of ZANN Corp.. In the event Employee is terminated for cause under this clause Employee shall be entitled to regularly scheduled salary and bonus payments for four months from date of such termination.

8.3
Within two (2) weeks following termination of this Agreement, for any reason, Employee shall furnish ZANN Corp. with written notice specifying that through reasonable care and to the best of his/her knowledge, all Confidential Information has been returned to ZANN Corp., including all originals and all copies of any documentation containing any portion of ZANN Corp.’s Confidential Information.

8.4
In the event Employee should voluntarily resign under Article 8, paragraph 2, Employee will return one-half of any unexercised options and one-half of any shares issued pursuant to the option described in Article V herein provided such shares have been held for less that four months, unless and except if Employee is forced to resign because of circumstances beyond the control of Employee or ZANN Corp. He/She also relinquishes his option rights on any future shares under Article V, which would have become vested subsequent to his/her resignation.

8.5
The obligations contained in Sections 6,7 and 8 shall survive the termination of this Agreement. In addition, the termination of this Agreement shall not affect any of the rights or obligations of either party arising prior to or at the time of the termination of this Agreement, or which may arise by any event causing the termination of this Agreement.

ARTICLE IX -- REMEDIES

9.1	Employee acknowledges that compliance with Sections 6, 7 and 8 is necessary to protect the business and goodwill of ZANN Corp..

ARTICLE X - INDEMNIFICATION

10.1
Employee agrees to indemnify and hold ZANN Corp. harmless from all claims, suits, actions, costs, counsel fees, expenses, damages, judgments or decrees by reason of any negligence or misrepresentation on the part of Employee.

10.2
ZANN Corp. agrees to indemnify and hold Employee harmless from all claims, suits, actions, cost, counsel fees, expenses, judgements or decrees by reason resulting from the performance by Employee in his capacity as an employee, Officer or Director of ZANN Corp..

ARTICLE XI - MISCELLANEOUS

11.1
Survival of Representations and Warranties: All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement, regardless of any investigation made by or on behalf of any party.

11.2
Successors and Assigns: either party may not assign This Agreement hereto without the prior written consent of the non-assigning party. All covenants and agreements contained herein shall inure to the benefit of the parties hereto and their respective successors and assigns.

11.3	Modification, Amendment, Waiver: No modification, amendment or waiver of this Agreement shall be effective unless approved in writing by both parties hereto.

11.4
Severability: Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of this Agreement or any provision hereof.

11.5
Notices: Except as otherwise provided for herein, all documentary transmissions and transactional notices required by this Agreement as well as any other notice to any party hereto shall be given by facsimile transmission (“Fax”), or if not possible, then by certified or registered mail (or equivalent), to the parties fax numbers or addresses or to any change of fax number or address given by a party to the others pursuant to written notice.

11.6	Descriptive Headings: The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.7	Governing Law: This Agreement shall be construed both as to validity and performance and enforced in accordance with the laws of the State of Tennessee.

11.8
Further Assurances: The parties hereto shall execute such further documents or instruments and take such further action as may be reasonably requested by either party to effect the purposes of this Agreement.

11.9	Gender & Number: Wherever appropriate, gender and number as used in this Agreement shall be deemed modified to be consistent with actual circumstances.

11.10
Litigation: In the event of any action at law or equity between the parties hereto arising out of this Agreement, the unsuccessful party covenants and agrees to pay to the reasonable attorney’s fees and court costs (and regardless of whether suit is commenced).

11.11
Waiver: No waiver of any breach of any of the covenants, agreements, or provisions herein contained will be construed as a waiver of any subsequent breach of the same or any other covenant or provision.

11.12
Entire Agreement: This Agreement embodies the complete agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 9th day of February, 2006.

ZANN Corp.

By:	/s/ George Betts

Its:	Chief Financial Officer

EMPLOYEE

Signature	/s/ Robert C. Simpson

Name	Robert C. Simpson

Address	10107 Carmer Road

City, State, Zip	Fenton, MI 48430